SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)




                                  DIGITAS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25388K104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               FEBRUARY 14, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

---------------------------                          ---------------------------
    CUSIP NO. 25388K104               13G               PAGE 2 OF 10 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              HELLMAN & FRIEDMAN CAPITAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      34,097,307 *

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER *
 PERSON WITH       34,097,307 *

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               34,097,307 *
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               58.5%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

* Includes 33,385,401 shares and warrants immediately exercisable for 711,906 shares.

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    CUSIP NO. 25388K104               13G               PAGE 3 OF 10 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F ORCHARD PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      2,510,506 *

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER *
 PERSON WITH       2,510,506 *

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,510,506 *
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               4.4%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

* Includes 2,458,090 shares and warrants immediately exercisable for 52,416 shares.

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    CUSIP NO. 25388K104               13G               PAGE 4 OF 10 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INTERNATIONAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      750,910 *

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER *
 PERSON WITH       750,910 *

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               750,910 *
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               1.3%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

* Includes 735,232 shares and warrants immediately exercisable for 15,678 shares.

---------------------------                          ---------------------------
    CUSIP NO. 25388K104               13G               PAGE 5 OF 10 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INVESTORS III, INC.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      37,358,723 *

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER *
 PERSON WITH       37,358,723 *

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               37,358,723 *
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               64.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               CO
--------------------------------------------------------------------------------

* Includes 36,578,723 shares and warrants immediately exercisable for 780,000 shares.

---------------------------                          ---------------------------
    CUSIP NO. 25388K104               13G               PAGE 6 OF 10 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              F. WARREN HELLMAN
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      37,358,723 *

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER *
 PERSON WITH       37,358,723 *

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               37,358,723 *
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               64.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

* Includes 36,578,723 shares and warrants immediately exercisable for 780,000 shares.

---------------------------                          ---------------------------
    CUSIP NO. 25388K104               13G               PAGE 7 OF 10 PAGES
---------------------------                          ---------------------------


ITEM 1(a):  NAME OF ISSUER:

            Digitas Inc. ("Digitas")


ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The Prudential Tower
            800 Boylston Street
            Boston, Massachusetts 02199


ITEM 2(a):  NAMES OF PERSONS FILING:

            This statement is filed on behalf of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership (collectively, the "H&F Investors"), H&F Investors III, Inc., a California C corporation ("H&F Inc.") and F. Warren Hellman.


            The H&F Investors are the direct owners of the Shares (as defined below). The sole general partner of the H&F Investors is H&F Investors III, a California general partnership. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., a California limited partnership, and the managing general partner of Hellman & Friedman Associates III, L.P. is H&F Inc. The sole shareholder of H&F Inc. is The Hellman Family Revocable Trust (the "Trust"). Mr. F. Warren Hellman is a director of H&F Inc. and a trustee of the Trust. The investment decisions of H&F Inc. are made by an executive committee, of which Mr. Hellman is a voting member. The executive committee indirectly exercises sole voting and investment power with respect to the Shares held by the H&F Investors. As a member of the executive committee, Mr. Hellman could be deemed to beneficially own such shares, but disclaims such beneficial ownership except to the extent of his indirect pecuniary interest in such shares.


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business office of each Reporting Person is One Maritime Plaza, 12th Floor, San Francisco, California 94111.


ITEM 2(c)   CITIZENSHIP:

            Each of the H&F Investors is a California limited partnership. H&F Inc. is a California C corporation. F. Warren Hellman is a United States citizen.

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    CUSIP NO. 25388K104               13G               PAGE 8 OF 10 PAGES
---------------------------                          ---------------------------


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share (the "Shares").


ITEM 2(e)   CUSIP NUMBER:

            25388K104


ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)1(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4:     OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:

      See response to item 9 on pages 2-6 with respect to each filing person.

(b)   Percent of Class:

      See response to item 11 on pages 2-6 with respect to each filing person.

(c)   Number of shares as to which such person has:

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    CUSIP NO. 25388K104               13G               PAGE 9 OF 10 PAGES
---------------------------                          ---------------------------


      (i)   Sole power to vote or direct the vote:

            See response to item 5 on pages 2-6 with respect to each filing person.

      (ii)  Shared power to vote or direct the vote:

            See response to item 6 on pages 2-6 with respect to each filing person.

      (iii) Sole power to dispose or direct the disposition of:

            See response to item 7 on pages 2-6 with respect to each filing person.

      (iv)  Shared power to dispose or direct the disposition of:

            See response to item 8 on pages 2-6 with respect to each filing person.

ITEM 5:     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6:     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.


ITEM 8:     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9:     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.


ITEM 10:    CERTIFICATIONS.

            Not applicable.

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    CUSIP NO. 25388K104               13G               PAGE 10 OF 10 PAGES
---------------------------                          ---------------------------



                                   SIGNATURES



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  February 14, 2001

                                    H&F INVESTORS III, INC.

                                    By:  /s/ Georgia Lee
                                       --------------------------------
                                       Name:  Georgia Lee
                                       Title: Vice President

                     AGREEMENT WITH RESPECT TO SCHEDULE 13G



            The undersigned hereby agree that any Statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to the securities of Digitas Inc., a Delaware corporation, may be filed by any of the undersigned on behalf of all of the undersigned.

            IN WITNESS WHEREOF, the undersigned have caused the Agreement to be executed in counterparts by their duly authorized signatories as of this 14th day of February, 2001.

                                    HELLMAN & FRIEDMAN CAPITAL
                                      PARTNERS III, L.P.

                                    By its General Partner,
                                      H&F Investors III

                                    By its Managing General Partner,
                                      Hellman & Friedman Associates III, L.P.

                                    By its Managing General Partner,
                                      H&F Investors III, Inc.

                                    By:  /s/ Georgia Lee
                                       --------------------------------
                                       Name:  Georgia Lee
                                       Title: Vice President



                                    H&F ORCHARD PARTNERS III, L.P.

                                    By its General Partner,
                                      H&F Investors III

                                    By its Managing General Partner,
                                      Hellman & Friedman Associates III, L.P.

                                    By its Managing General Partner,
                                      H&F Investors III, Inc.

                                    By:  /s/ Georgia Lee
                                       --------------------------------
                                       Name:  Georgia Lee
                                       Title: Vice President

                                    H&F INTERNATIONAL PARTNERS III, L.P.

                                    By its General Partner,
                                      H&F Investors III

                                    By its Managing General Partner,
                                      Hellman & Friedman Associates III, L.P.

                                    By its Managing General Partner,
                                      H&F Investors III, Inc.

                                    By:  /s/ Georgia Lee
                                       --------------------------------------
                                       Name:  Georgia Lee
                                       Title: Vice President




                                    H&F INVESTORS III, INC.

                                    By:  /s/ Georgia Lee
                                       ---------------------------------------
                                         Name:  Georgia Lee
                                         Title:    Vice President




                                    /s/ F. Warren Hellman
                                    ------------------------------------
                                         F. Warren Hellman